EXHIBIT 99

OSG                                                                                                                      News Release

Overseas Shipholding Group, Inc.

For Release at 9:00 a.m. ET

OSG REPORTS RECORD SECOND QUARTER
AND FIRST HALF 2005 RESULTS

Outstanding Financial Performance Reflects Benefits of Stelmar Acquisition and
Impact of Tax Deferral on Foreign Shipping Income

New York, August 4, 2005 --- Overseas Shipholding Group, Inc. (NYSE: OSG) reported net income for the quarter ended June 30, 2005 of $114.2 million, or $2.89 per share, an increase of over 150% compared with net income of $45.4 million, or $1.15 per share, in the second quarter of 2004. EBITDA for the second quarter rose by 55% to $176.3 million from $113.6 million in the second quarter of 2004 and TCE revenues for the quarter were $228.6 million compared with $157.1 million, an increase of 46% year-over-year.

For the six months ended June 30, 2005, the Company reported net income of $279.1 million, or $7.08 per share, more than double the net income of $121.6 million, or $3.13 per share, recorded in the first half of 2004. EBITDA for the first six months rose by 48% to $399.7 million from $270.0 million in the first six months of 2004 and TCE revenues for the first six months of 2005 increased by 43% to $495.8 million from $346.0 million in the first half of 2004.

"OSG's financial and operating results clearly demonstrate the success and execution of our expansion strategy," said Morten Arntzen, President and Chief Executive Officer of OSG. "This outstanding performance reflects the significant benefits from our acquisition of Stelmar, through which we added 40 vessels to our fleet, added over 3,500 revenue days in the second quarter and increased the proportion of TCE revenues from time charters to 37%. Our product and U.S. flag segments deliver steady revenue from time charters and our crude tankers - which trade primarily on the spot market - allow us to capitalize on the premium, albeit volatile, spot market rates."

Mr. Arntzen continued, "Supporting our growth objectives, we have organized the Company into Strategic Business Units: Crude, Product, U.S. flag and LNG, incorporating both technical and commercial operations. This structure will afford us greater visibility in each sector and allow us to focus personnel and management resources in order to optimize revenue and operating performance. The additions of Mats Berglund to head our Crude tanker unit and Bob Mozdean to lead global Human Resources enhance the leadership team and underscore our commitment to investing in people, which I believe is a critical element to our continued success."

Highlights

    Stelmar Integration Update

The integration of Stelmar Shipping Ltd., acquired on January 20, 2005, continues to exceed expectations. The concentration of technical management of OSG's product carrier fleet in Athens, Greece and the crude oil fleet in Newcastle, U.K. is complete and significant cost savings and best practices have been identified by global cross functional integration teams. Synergies of the combination in areas of insurance, financing, purchasing, drydocking and crewing are expected to result in annualized savings of $8 million in 2005 rising to $20 million within three years.

    U.S. Flag Fleet Expansion

OSG is the only public tanker company with both an International flag and U.S. flag fleet and recently announced its recommitment to the niche U.S. flag market, which has unique investment and expansion opportunities.

On June 3, 2005, the Company announced that it signed definitive agreements to bareboat charter ten Veteran MT-46 class Jones Act Product Tankers to be constructed by Kvaerner Philadelphia Shipyard, Inc. (KPSI). Following construction, KPSI will transfer the vessels to leasing subsidiaries of American Shipping Corporation, an affiliate of KPSI, which will in turn bareboat charter the vessels to subsidiaries of OSG for initial terms of five or seven years, with extension options for the life of the vessels. The vessels are scheduled to be delivered between 2006 and 2010. The transaction has been approved by the Boards of Directors of Kvaerner ASA and OSG and by the U.S. Coast Guard. The bareboat charters will commence upon delivery of the vessels.

As previously announced, OSG was awarded four slots in the U.S. Maritime Security Program. In the third quarter 2005, OSG plans to transfer three International flag product carriers (the Overseas Ambermar, the Overseas Luxmar and the Overseas Maremar) to the U.S. flag to fulfill the requirements for three of these slots.

    Fleet Asset Management Update

The Company continues to actively manage its vessel portfolio based on market conditions. During the second quarter, the Company became the sole owner of the TI Oceania and the TI Africa, two of the only four V Plus tankers in the world. In addition, since March 31, 2005, the Bravery, Eclipse, Compass I and Overseas Chicago were sold, and the Overseas Polys and Overseas Cleliamar were sold and bareboat chartered back for 50-month terms generating aggregate proceeds of approximately $145 million.

OSG's wholly-owned International flag tanker fleet is 100% double hull.

    LNG Vessel Financing Enhances Projected Returns

On July 27, 2005, OSG Nakilat Corporation, the joint venture between OSG and Qatar Gas Transport Company Ltd., closed an $869 million secured credit facility which will be used to partially finance the purchase of four Q-Flex LNG carriers. The financing, which is non-recourse and off balance sheet to OSG, represents approximately 85% of the delivered cost of the vessels and has a 15-year term from delivery. Essentially all of this debt has been swapped into fixed rate debt at under 6%.

Financial Profile

OSG has been able to trade on a level playing field with its foreign competitors since January 1, 2005 when the Jobs Creation Act of 2004 restored the indefinite deferral of taxation on the Company's foreign shipping income. This benefit, in conjunction with the strong market, the Company's significantly increased revenues from its enlarged fleet, and its sales of older vessels, has enabled the Company to reduce its cash adjusted debt by approximately $217 million during the first six months of 2005, pro forma for the Stelmar acquisition at the end of 2004, even while adding approximately $119 million of debt to the Company's balance sheet as a result of the change in ownership of the TI Oceania and TI Africa. Liquidity adjusted debt to capital was 42.1% at June 30, 2005, a reduction of more than 8% from a pro forma 50.3%, as of December 31, 2004, adjusted to reflect the Stelmar acquisition and the sales of product carriers in January 2005.

During the first six months of 2005, shareholders' equity increased by $262 million to $1.69 billion and liquidity, including undrawn bank facilities, increased to $930 million.

OSG's Fleet Profile

At June 30, 2005, OSG was the second largest publicly listed oil tanker owner in the world as measured by number of vessels. OSG's operating fleet totals 95 vessels aggregating 12,413,989 dwt. Adjusted for OSG's participation interest in joint ventures and chartered-in vessels, the fleet totals 88.8 vessels aggregating 10,778,999 dwt.

OSG has ten U.S. flag Jones Act product carriers aggregating 460,000 dwt on order at Kvaerner Philadelphia Shipyard which are scheduled for delivery between late 2006 and early 2010. In addition, OSG has on order four 216,200 cubic meter LNG tankers, two at Hyundai Heavy Industries, Ltd. and two at Samsung Heavy Industries, Ltd. scheduled for delivery in late 2007 and early 2008.

As of June 30, 2005, the average ages of OSG's International flag VLCC, Aframax, Panamax and Handysize fleets were 5.6 years, 6.9 years, 3.8 years and 10.1 years, respectively, compared with world fleet averages in these sectors of 8.4 years, 9.3 years, 12.0 years and 12.7 years, respectively.

For current fleet information, refer to the Company's website: www.osg.com

Market Overview

Freight rates generally softened in the second quarter partly as a result of seasonal patterns but also as growth in world oil demand slowed from the unsustainably high levels achieved in 2004. During the quarter, demand in China declined as artificially low domestic prices stunted oil product imports. Despite this decline, total global oil demand in the quarter exceeded the comparable 2004 level. In anticipation of stronger demand in the fourth quarter and in response to a pronounced contango (when futures prices exceed spot prices) in international oil prices, refiners and utilities built oil inventories during the quarter, accommodated by increased output from both OPEC and non-OPEC sources.

Crude Oil Sector

International Flag VLCCs

During the second quarter of 2005, rates for modern VLCCs trading out of the Arabian Gulf averaged $32,200 per day, 48% lower than the previous quarter and 50% lower than the second quarter of 2004. Significant first quarter volatility was replaced by somewhat steadier rates in the second quarter of 2005, which ranged between $35,000 and $55,000 through mid May, then declined in late June to a low of $13,100. Rates have recovered dramatically since then, approaching the highs of the second quarter.

During the quarter, the VLCC market was negatively affected by a shift in trade flows. Reduced Iraqi exports and extended refinery maintenance in the United States, contributed to a temporary reduction in long haul voyages from the Arabian Gulf to western destinations. The reduction in cargoes to western destinations forced modern double hull vessels to compete directly with older single hull vessels that are generally restricted to voyages to eastern destinations, putting additional temporary downward pressure on rates.

The world VLCC fleet grew to 466 vessels (135.9 million dwt) at June 30, 2005 from 456 vessels (132.7 million dwt) at the beginning of the year as 14 VLCCs (4.4 million dwt) delivered in the first six months of 2005, while only four VLCCs were deleted. Twenty newbuilding orders (6.0 million dwt) were placed during the first six months of 2005. As a result, the orderbook increased to 93 vessels (28.2 million dwt) at June 30, 2005, equivalent to 20.8%, based on deadweight tons, of the existing VLCC fleet.

International Flag Aframaxes

Starting from a low of $17,000 in early April, Aframax freight rates rose to a high of $49,000 in mid May. For the entire quarter, rates averaged $28,400 per day, 23% less than the previous quarter but 8% more than the second quarter of 2004.

In April, Aframax lightering activity picked up in the U.S. Gulf with the arrival of a sizable number of VLCCs from the Middle East. Most of these vessels were fixed in February, at a time when U.S. refiners were seeking to rebuild inventories of crude oil. A collision between two tankers in the Dardanelles in early April and the grounding of a vessel in the Bosporus later in the same month caused delays, reducing available tonnage in the region and causing rates to rise. U.S. refinery throughput accelerated in the latter part of the quarter as maintenance drew to an end. Non-OPEC oil production growth has been driven in recent years by the Former Soviet Union, where production reached an estimated 11.5 million b/d in the second quarter, 3.4% more than the second quarter of 2004. Russian exporters had an incentive to increase seaborne exports before June 1st in order to avoid a sharp increase in the crude export duty. Consequently, Russian seaborne exports rose to a record 2.6 million b/d in May. Second quarter seaborne exports were 3.6% over first quarter levels and 9.3% over levels in the second quarter a year ago.

The world Aframax fleet increased to 647 vessels (65.0 million dwt) at June 30, 2005 from 627 vessels (62.5 million dwt) at December 31, 2004, as Aframax deliveries exceeded deletions. As newbuilding orders fell behind the rate of deliveries, however, the orderbook decreased to 164 vessels (17.9 million dwt) at June 30, 2005, equivalent to 27.6%, based on deadweight tons, of the existing Aframax fleet.

International Flag Panamaxes

Rates for Panamaxes trading in crude and residual oils averaged $32,700 per day during the second quarter of 2005, 19% less than the previous quarter, but 16% more than the second quarter of 2004. Similar to the first quarter, both U.S. crude and residual fuel oil imports outpaced year ago levels, boosting demand for quality double hull Panamaxes that operate in the Caribbean and the west coast of Central America. As U.S. refiners adjusted their output mix in favor of lighter products, thus producing less fuel oil, some power utilities resorted to fuel oil imports. In addition, the significant freight premium applied to double hull as opposed to single hull Panamaxes operating in the Atlantic Basin led to the migration of some single hull vessels to the intra-Asian trade, lending further support to Panamax rates in the region by reducing available tonnage.

The world Panamax fleet rose to 302 vessels (20.0 million dwt) at June 30, 2005 from 290 vessels (19.1 million dwt) at December 31, 2004 as deliveries exceeded deletions. Twenty-four Panamaxes (1.4 million dwt) were ordered in the first half of 2005. The Panamax orderbook now stands at 183 vessels (12.1 million dwt), equivalent to 60.7%, based on deadweight tons, of the existing Panamax fleet.

Product Tanker Sector

International Flag Handysize Product Carriers

Rates for Handysize Product Carriers operating in the Caribbean trades averaged $20,300 per day during the second quarter of 2005, 26% less than the previous quarter, but 2% more than the corresponding quarter in 2004. The higher price of gasoline in the U.S. ensured the arbitrage window with Western Europe was open in the second quarter, resulting in higher gasoline imports relative to the first quarter and the comparable year ago period. U.S. refiners geared their throughput for distillate production mainly to rebuild inventories of heating oil which began the quarter at a low level. Substantial domestic output of distillates precluded an increase in imports of diesel fuel even as trucking demand remained strong. Europe, which is becoming increasingly dependent on diesel fuel for its automobile fleet, continued to source part of its diesel requirements from the Caribbean boosting ton mile demand for product carriers.

The world Handysize fleet expanded to 536 vessels (22.2 million dwt) at June 30, 2005 from 524 vessels (21.5 million dwt) at December 31, 2004, as deliveries exceeded deletions. The Handysize orderbook increased to 201 vessels (9.2 million dwt) at June 30, 2005, equivalent to 41.4%, based on deadweight tons, of the existing Handysize fleet.

U. S. Flag Sector

Jones Act Product Carriers

This market remained strong in the second quarter due to a combination of stable demand and limited availability of suitable tonnage. Rates for the second quarter were at a level which equates to $39,000 for OSG's existing Jones Act Handysize Product Carriers, maintaining the level of the previous quarter, and 31% higher than rates in the same period of 2004.

The total Jones Act Product Carrier fleet consists of 43 vessels, totaling 1.8 million dwt. Some 60% of this fleet is not double hulled and will be phased out over the next ten years as a result of OPA 90 regulations. One vessel will be removed from the fleet at the end of 2005 and two vessels will be phased out in 2006.

The Jones Act Product Carrier orderbook consists of ten 46,000 dwt vessels, all of which are to be delivered to OSG over a five-year period between 2006 and 2010.

Appendix 1
Summary Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004
($000's except per share amounts)
Shipping Revenues
Time and Bareboat Charter Revenues	$ 194,070	$ 151,394	$ 451,935	$ 325,500
Voyage Charter Revenues	44,314	12,827	61,856	32,852
	--------------	---------------	----------------	-----------------
	238,384	164,221	513,791	358,352
Voyage Expenses	(9,786)	(7,160)	(18,006)	(12,309)
	--------------	----------------	-----------------	-----------------
Time Charter Equivalent Revenues	228,598	157,061	495,785	346,043
	--------------	----------------	-----------------	-----------------
Vessel Expenses	44,272	24,704	88,072	49,567
Time and Bareboat Charter Hire Expenses	26,022	14,442	51,823	22,689
Depreciation and Amortization	40,090	25,431	76,449	49,641
General and Administrative	15,516	9,406	31,537	23,200
	--------------	----------------	-----------------	-----------------
Total Ship Operating Expenses	125,900	73,983	247,881	145,097
	--------------	----------------	-----------------	-----------------
Income from Vessel Operations (100% owned)	102,698	83,078	247,904	200,946
Equity in Income of Joint Ventures	12,664	3,018	30,337	6,998
	--------------	----------------	-----------------	-----------------
Operating Income	115,362	86,096	278,241	207,944
Other Income (a) (b)	20,845	2,067	44,970	12,422
	--------------	----------------	-----------------	-----------------
Income before Interest and Taxes	136,207	88,163	323,211	220,366
Interest Expense	25,569	18,859	48,400	36,374
	--------------	----------------	-----------------	-----------------
Income before Taxes	110,638	69,304	274,811	183,992
Provision/(Credit) for Federal Income Taxes	(3,523)	23,900	(4,269)	62,400
	--------------	----------------	-----------------	-----------------
Net Income	$ 114,161	$ 45,404	$ 279,080	$ 121,592
	========	=========	=========	==========
Basic Net Income Per Share	$ 2.89	$ 1.15	$ 7.08	$ 3.13
Diluted Net Income Per Share	$ 2.89	$ 1.15	$ 7.06	$ 3.12
Weighted Average Number of Shares (Basic)	39,447,473	39,336,577	39,441,276	38,848,234
Weighted Average Number of Shares (Diluted)	39,512,839	39,386,480	39,505,969	38,913,250
  Includes gains on vessel sales of $13,174 and $26,076 for the three and six months ended June 30, 2005 and $29 and $2,892 for the three and six months ended June 30, 2004.
  Includes gains on securities transactions of $5,528 and $12,203 for the three and six months ended June 30, 2005 and $5,783 for the six months ended June 30, 2004. Includes loss on security transactions of $12 for the three months ended June 30, 2004.

TCE Revenue by Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
($000)

International Flag
Crude	$ 157,695	$ 128,206	$ 362,890	$ 282,353
Product	42,638	5,540	78,596	12,329
Other	6,845	5,293	13,129	14,054
U.S. Flag	21,420	18,022	41,170	37,307
	------------	---------------	-------------	--------------
	$ 228,598	$ 157,061	$ 495,785	$ 346,043
	=======	=========	=======	========

Appendix 2

Summary Consolidated Balance Sheets
	June 30, 2005	December 31, 2004
($000)
Cash and Cash Equivalents	$ 154,617	$ 479,181
Other Current Assets	162,108	166,436
Capital Construction Fund	283,136	268,414
Vessels, including capital leases and vessel held for sale	2,797,069	1,456,365
Investments in Joint Ventures	98,010	227,701
Other Assets	77,057	82,701
	------------------------	---------------------
Total Assets	$ 3,571,997	$ 2,680,798
	===============	=============
Current Liabilities	$ 169,209	$ 200,743
Long-term Debt and Capital Leases	1,566,287	906,183
Other Liabilities	148,409	147,500
Shareholders' Equity	1,688,092	1,426,372
	------------------------	---------------------
Total Liabilities and Shareholders' Equity	$ 3,571,997	$ 2,680,798
	===============	=============

Appendix 3

Summary Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
($000)	2005	2004

Net cash provided by operating activities	$ 259,554	$ 189,432
	---------------	------------
Cash Flows from Investing Activities:
Expenditures for vessels	(1,215)	(50,719)
Proceeds from disposal of vessels	337,027	5,916
Acquisitions of interests in joint ventures	(69,145)	(2,292)
Acquisition of Stelmar Shipping Ltd., net of cash acquired of $107,911	(742,433)	-
Investments in and advances to joint ventures	(7,486)	(59,408)
Distributions from joint ventures	20,660	-
Other - net	15,562	3,510
	---------------	-------------
Net cash (used in) investing activities	(447,030)	(102,993)
	---------------	-------------
Cash Flows from Financing Activities:
Issuance of common stock, net of issuance costs	-	115,513
Issuance of long-term debt, net of issuance costs	781,268	158,784
Payments on debt and obligations under capital leases	(904,374)	(19,567)
Cash dividends paid	(13,805)	(13,753)
Issuance of common stock upon exercise of stock options	156	3,210
Other - net	(333)	(120)
	---------------	-------------
Net cash provided by/(used in) financing activities	(137,088)	244,067
	---------------	-------------
Net (decrease)/increase in cash and cash equivalents	(324,564)	330,506
Cash and cash equivalents at beginning of period	479,181	74,003
	---------------	-------------
Cash and cash equivalents at end of period	$ 154,617	$ 404,509
	=========	========

Appendix 4

The following table shows time charter equivalent revenues per day and revenue days (defined as ship operating days less lay-up, repair and drydock days) for the Company's principal foreign flag classes for the three and six month periods ended June 30, 2005 compared with the same periods of 2004:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
V-Pluses
Average TCE Rate[1,2]	$ 47,324	$ -	$ 47,324	$ -
Number of Revenue Days	60	-	60	-

VLCC
Average TCE Rate[1]	$ 48,944	$ 57,163	$ 65,835	$ 65,464
Number of Revenue Days	1,474	1,557	2,946	3,023

Aframax
Average TCE Rate[1,3]	$ 29,891	$ 28,995	$ 33,605	$ 32,626
Number of Revenue Days	1,561	1,207	3,084	2,349

Panamax
Average TCE Rate[1]	$ 29,065	$ 17,770	$ 27,056	$ 17,110
Number of Revenue Days	1,181	179	2,176	337

Product Carriers
Average TCE Rate[1]	$ 17,186	$ 16,538	$ 17,431	$ 18,680
Number of Revenue Days	2,481	335	4,509	660

1.   Includes vessels operating on voyage charters and period charters and the effect of forward freight agreements.
2.   Revenue days are from June 1, 2005.
3.   Excluding impact of long-term charters assumed in connection with the acquisition of Stelmar, daily TCE rates were
       $31,377 for the three months ended June 30, 2005 and $35,353 for the six months ended June 30, 2005.

Appendix 5

Equity in Income of Joint Venture Vessels

The following is a summary of the Company's interest in its foreign flag joint ventures. Revenue days are adjusted for OSG's percentage ownership in order to state the days on a basis comparable to that of wholly-owned vessels:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
($000)
Equity in Income	$ 12,664	$ 3,018	$ 30,337	$ 6,998
Number of Revenue Days	159	73	408	171

In July 2004, a joint venture in which OSG had a 49.9% interest took delivery of four V-Pluses. On June 1, 2005, the Company acquired its partner's 50.1% interest in the joint venture.

Appendix 6

The following table presents per share amounts after tax for net income adjusted for the effects of vessel sales and securities transactions:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net Income	$ 2.89	$ 1.15	$ 7.08	$ 3.13
(Gain) on Vessel Sales	(.32)	-	(.65)	(.05)
(Gain) on Securities Transactions	(.09)	(.01)	(.20)	(.12)
	----------------	-------------	-----------	----------------
	$ 2.48	$ 1.14	$ 6.23	$ 2.96
	==========	========	=======	=========

Note: Net income adjusted for the effect of vessel sales and securities transactions is presented to provide additional information with respect to the Company's ability to compare from period to period vessel operating revenues and expenses and general and administrative expenses without gains and losses from disposals of assets and investments. While net income adjusted for the effect of vessel sales and securities transactions is frequently used by management as a measure of the vessels operating performance in a particular period, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Net income adjusted for the effect of vessel sales and securities transactions should not be considered an alternative to net income or other measurements prepared in accordance with accounting principles generally accepted in the United States.

Appendix 7

The following table shows reconciliations of net income, as reflected in the consolidated statements of operations, to EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
($000)
Net Income	$ 114,161	$ 45,404	$ 279,080	$ 121,592
(Credit)/Provision for Federal Income Taxes	(3,523)	23,900	(4,269)	62,400
Interest Expense	25,569	18,859	48,400	36,374
Depreciation and Amortization	40,090	25,431	76,449	49,641
	--------------	---------------	------------	--------------
EBITDA	$ 176,297	$ 113,594	$ 399,660	$ 270,007
	========	=========	=======	========

Note: EBITDA represents operating earnings, which is before interest expense and income taxes, plus other income and depreciation and amortization expense. EBITDA should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company's ability to satisfy debt service, capital expenditures and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Appendix 8

The following table presents information with respect to OSG's capital expenditures for the three and six month periods ended June 30, 2005, excluding the acquisition of Stelmar, compared with the same periods of 2004:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
($000)
Expenditures for vessels	$ 673	$ 41,322	$ 1,215	$ 50,719
Acquisitions of interests in joint ventures	69,145	-	69,145	2,292
Investments in and advances to joint ventures	6,452	24,961	7,486	59,408
Payments for drydockings	4,963	2,497	7,592	4,064
	-----------	-------------	----------	--------------
	$ 81,233	$ 68,780	$ 85,438	$ 116,483
	=======	========	=======	========

Appendix 9

The following table summarizes the Company's International and U.S. flag fleets as of June 30, 2005:

Tankers and Dry Bulk Vessels
	June 30, 2005
	Vessels	Dwt
International Flag
V Plus	2	883,240
VLCC	22	6,676,342
Aframax	19	1,985,162
Panamax	13	904,709
Handysize Product Carrier	28	1,204,028
Capesize Bulk Carrier	2	319,843
	----------------	------------------
International Flag Tanker and Dry Bulk Vessels	86	11,973,324
U.S. Flag
Crude Tanker	2	183,812
Handysize Product Carrier	4	188,810
Bulk Carrier	2	51,902
Pure Car Carrier	1	16,141
	----------------	------------------
U.S. Flag Tanker and Dry Bulk Vessels	9	440,665
	----------------	------------------
International and U.S. Flag Tanker and Dry Bulk Vessels	95	12,413,989
U.S. Flag Newbuilding Commitments
Handysize Product Carrier	10	460,000
	----------------	------------------
Total Tanker and Dry Bulk Vessels, including Newbuilding Commitments	105	12,873,989
	=========	===========
LNG Carriers	Vessels	cbm
LNG Carriers on Order	4	864,800
	=========	===========

The following chart summarizes the fleet and its tonnage, weighted to reflect the Company's ownership and participation interests in vessels as of June 30, 2005:

	Vessels	Dwt
Total Tankers and Dry Bulk Vessels	88.8	10,778,999
Total Tankers and Dry Bulk Vessels, including Newbuilding Commitments	98.8	11,238,999
LNG Carriers on Order	2.0	431,535	cbm

* * * * * * * * * * * * * * * * * * *

The Company plans to host a conference call at 11:00 AM ET on August 4, 2005 to discuss results for the quarter. All shareholders and other interested parties are invited to call into the conference call, which may be accessed by calling +1 800 322 0079 within the United States, or +1 973 409 9258 for international participants. A live webcast of the conference call will also be available on Overseas Shipholding Group's website at http://www.osg.com in the Investor Relations Events and Webcasts section or via http://www.viavid.net. The Webcast will be available for 90 days and participants will need Windows Media Player.

An audio replay of the conference call will be available from 2:00 PM ET on Thursday, August 4th, through midnight ET on Thursday, August 11th by calling +1 877 519 4471 within the United States and +1 973 341 3080 for international callers. The password for the replay is 6267548.

Contact: Overseas Shipholding Group, Inc.
Investor Relations
Jennifer L. Schlueter
+1 212 578 1634

* * * * * * * * * * * * * * * * * * * * * * * * *

This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker markets, changing oil trading patterns, prospects for certain strategic alliances, anticipated levels of newbuilding and scrapping, integration of Stelmar Shipping Ltd. and the forecast of world economic activity and world oil demand. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward-looking statements are described in the Company's Annual Report on Form 10-K for 2004.

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